REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED

We have audited the accompanying balance sheet of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED. (a development stage company) as of January 31, 1999 and the related statements of loss, stockholders deficit, and cash flows from the inception of incorporation, May 4, 1998 to January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMERI-CAN RAILWAY SYSTEMS, INCORPORATED at January 31, 1999 and the results of its operations and its cash flows from the inception of incorporation, May 4, 1998 to January 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that AMERI-CAN RAILWAY SYSTEMS, INCORPORATED will continue as a going concern. As discussed in Note 6 to the financial statements, AMERI-CAN RAILWAY SYSTEMS, INCORPORATED is a development stage company and is dependent upon the raising of equity capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       /s/ Feldhammer Fishman
                                           Chartered Accountants

Montreal, Quebec
February 19, 1999


                     Feldhammer Fishman S.E.N.C.
    5050 De Sorel, Suite 110, Montreal, Quebec, Canada H4P 1G5
Tel. (514) 735-5375  Fax:  (514) 738-8137  Internet:  ffgroup@citenet.net

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Company)

                            BALANCE SHEET

                          JANUARY 31, 1999
                                ($US)

                      ASSETS

CURRENT
  Cash in bank                                        $     10,650

OTHER ASSETS
  Non-compete agreements (Note 5)                                1
  Patents pending (Note 5)                                       0
                                                      -------------

                                                      -------------
                                                      $     10,651
                                                      =============

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities            $     13,025
  Note payable (Note 3)                                     50,000
                                                      -------------
                                                            63,025
                                                      -------------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 6)

STOCKHOLDERS' DEFICIT
  Preferred stock, $.0001 par value -
    25,000,000 shares authorized; none
    outstanding
  Common stock - $.0001 par value - 50,000,000
    shares authorized; 9,726,489
    outstanding                                                973
Additional paid in capital                                 282,004
  Deficit - accumulated during the
    development stage                                     (335,351)
                                                      -------------
                                                           (52,374)
                                                      -------------
                                                      $     10,651
                                                      =============

                        See accompanying notes

Approved:

_________________________ Director

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                  (A Development Stage Company)

                      STATEMENT OF LOSS

                FROM THE INCEPTION OF INCORPORATION
                  MAY 4, 1998 TO JANUARY 31, 1999
                               ($US)




   SALES SINCE INCEPTION                $                0
                                              -------------
   EXPENSES SINCE INCEPTION
     Officers' compensation (Note 5)               154,500
     Professional fees (Note 3)                    176,409
     Rent                                            1,778
     Telecommunications                              1,338
     General                                           711
     Bank charges                                      159
                                              -------------
   TOTAL EXPENSES SINCE INCEPTION                  334,895
                                              -------------
   NET LOSS                                   $   (334,895)
                                              =============
   LOSS PER SHARE (BASIC):
     Net loss                                 $       (.04)
                                              =============

   LOSS PER SHARE (DILUTED):
     Net loss                                 $       (.04)
                                              ============

   WEIGHTED AVERAGE SHARES OUTSTANDING           8,495,239
                                              -------------


                        See accompanying notes


                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Company)

          STATEMENT OF STOCKHOLDERS' DEFICIT (NOTES 5 AND 7)
                   FROM THE INCEPTION OF INCORPORATION
                     MAY 4, 1998 TO JANUARY 31, 1999
                                  ($US)

                                                                       Additional                     Total
                                                Common Stock           Paid-In                        Stockholders'
                              Date           Shares        Value       Capital         Deficit        Deficit

Balance - Beginning                               0       $    0       $       0     $       0       $       0

Net loss                                          0            0               0      (334,895)       (334,895)

Common stock for
acquisition of assets of
Ameri-can Equipment
Sales & Leasing Inc.          5/11/98        50,000            5               0            (5)              0

Common stock for
acquisition of patents and
non-compete agreement         5/11/98     4,520,239          451               0          (451)              0

Common stock sold for
$.001 in cash                 6/1/98      1,983,500          199           1,855             0           2,054

Common stock for
lock-up agreement             6/1/98          6,500            1             649             0             650

Common stock for
service contracts             6/1/98        251,250           25          25,100             0          25,125

Common stock sold for
$0.0001 in cash              6/20/98      1,915,000          192               0             0             192

Common stock sold for
$0.10 in cash               11/25/98      1,000,000          100          99,900             0         100,000

Officers' compensation
contributed to capital                            0            0         154,500             0         154,500
                                        -----------     --------      ----------     ---------        --------
Balance - ending                          9,726,489       $  973       $ 282,004     $(335,351)      $ (52,374)
                                        ===========     ========      ==========     =========       =========

                                    See accompanying notes


                 AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                    (A Development Stage Company)

                    STATEMENT OF CASH FLOWS (NOTE 8)

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)



CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                            $   (334,895)
                                                       -----------
  Adjustments to reconcile net loss to
    net cash (used in) operating activities:
      Officers' compensation                               154,500
      Professional fees                                     75,774
      Changes in assets and liabilities:
        Increase in accounts payable and accrued
          liabilities                                       13,025
                                                        ----------
TOTAL ADJUSTMENTS                                          243,299
                                                        ----------
NET CASH (USED IN) OPERATING ACTIVITIES                    (91,596)
                                                        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of stock                          102,246
                                                        ----------

NET INCREASE IN CASH                                        10,650
CASH AT BEGINNING OF PERIOD                                      0
                                                        ----------
CASH AT THE END OF PERIOD                              $    10,650
                                                        ==========

                           See accompanying notes

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

1. ORGANIZATION

The Company, incorporated on May 4, 1998 in New Hampshire, was formed to manufacture and sell railway level crossings to the railroad industry. The Company is devoting all its efforts to establishing a new business. Planned principal operations have not yet started.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION

a) Earnings Per Share

In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes all such dilutive effects and, as such, is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, to conform to SFAS No. 128 requirements.

b) Stock Based Compensation

In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company has not adopted the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25.

c) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d) Revenue Recognition

Revenue is to be recognized when product is shipped FOB shipping point.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER
   INFORMATION (continued)

e) Income Taxes

The Company will account for income taxes using the asset and liability method as required by FAS 109. Deferred income taxes will reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

f) Start-up Costs

Pursuant to AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", all costs incurred in the organization and start-up of the Company have been expensed.

g) Average Common Shares Outstanding

The average common shares outstanding is based upon a weighted average number of common shares outstanding. Since the Company had a loss for the period ended January 31, 1999, all stock options were considered antidilutive.

3. NOTE PAYABLE

The Company issued a promissory note in the amount of $50,000 as payment to certain consultants for services rendered. The note bears interest at 8% per annum and is payable at the earlier of the Company raising $500,000 of new equity capital or one year from January 1, 1999.

4.  INCOME TAXES

The Company has a loss for the period ended January 31, 1999 and, therefore, the financial statements do not include a provision for income taxes. No deferred tax asset has been recognized in the financial statements as it would be fully offset by a valuation allowance because its ultimate realization is uncertain due to the Company operating in its development stage.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS

On May 11, 1998 the Company acquired certain assets which comprised of the rights to the contractual relationship Ameri-Can Equipment Sales and Leasing Inc. has with Geismar, industry relationships, goodwill, and application experience in exchange for 50,000 shares of the Company from Ameri-Can Equipment Sales and Leasing Inc. ("AEL"), a Canadian corporation. Although "AEL" and the Company at the time of sale had one hundred percent common ownership, the Company is, in management's opinion, not a successor company to "AEL". "AEL" is engaged in a completely different business apart from the Company's railway communications and signaling business. Additionally, the Company issued to the principal shareholder 4,520,239 shares of its $0.0001 par value common stock. These shares were issued in reliance on the "private placement" exemption under the Securities
Act of 1933, as amended ("the Act), in exchange for certain assets including the assignment of patents and a non-compete agreement.
Since the assets acquired pursuant to this transaction had no carrying value at the date of transfer, no value has been reflected in the accompanying financial statements for the transaction.

On June 1, 1998, 1,983,500 shares of the Company's stock was purchased by officers, directors and management of the Company for $2,054 plus entering into a non-compete agreement.

On June 20, 1998 the officer, directors and certain members of the advisory board entered into a "lock-up agreement" with the Company, agreeing to withhold from sale, for a period of two years, any shares of the Company's common stock which they own directly or deemed to own beneficially. For this agreement they each received 500 shares which are not locked up. The total number of these shares locked-up is 6,811,489.

On June 20, 1998 the Company adopted the Equity Incentive Plan to provide directors, officers and certain key employees with additional incentives. 4,500,000 shares of common stock have been reserved for issuance pursuant to stock options and stock awards. The exercise price of all incentive stock options granted may not be less than the fair market value of the underlying common stock at the date of grant. The Equity Incentive Plan will be administered by a committee of two or more non-employee members of the Company's Board of Directors.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS (continued)

Options to purchase 500,000 of the Company's common stock have been granted to certain consultants of the Company. The options have a term of five years and are vested upon the date of the grant.

The Company has issued stock options to two of its officers. The options are valid for two years expiring in April, 2000. The total shares exercisable under these agreements are 122,750 at January 31, 1999.

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for this plan. Under APB Opinion 25, no compensation cost was recognized because the exercise price of employee stock options equaled the market price of the underlying stock on the date of grant.

FASB Statement 123, "Accounting for Stock-Based Compensation," requires that the Company provide pro forma information regarding net income and earnings per share as if the compensation cost for the Company's stock option plan had been determined in accordance with the fair value method prescribed in such statement. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants for the period ended January 31, 1999: dividend yield of 0%; expected volatility of 0%; risk free interest rates of 5.52%; expected lives of 1.9 years.

Under the accounting provisions of FASB Statement 123, the Company's net loss would have been increased by an insignificant amount and there was no effect on loss per share.

                AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)


5. RELATED PARTY TRANSACTIONS (continued)

A summary of the status of the Company's stock option plan as of January 31, 1999 and changes during the period from inception of incorporation, May 4, 1998 to January 31, 1999, is presented below:

                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                               Shares                Price
---------------------------------------------------------------------------
Outstanding at beginning of period           $      0               $    0
Granted                                       165,000                .0001
Exercised                                      42,250                .0001
                                              -------                -----
Outstanding at end of year                    122,750                .0001
Options exercisable at year-end                     0                    0
Weighted average fair value of options
granted during the period                                            .0001
==========================================================================


The following table summarizes information about stock options outstanding at January 31, 1999:


                 Options Outstanding                              Options Exercisable
------------------------------------------------------       ----------------------------
                                Weighted
                                Average       Weighted                       Weighted
                  Number       Remaining       Average          Number       Average
   Exercise     Outstanding    Contractual    Exercise       Exercisable     Exercise
   Prices       at 1/31/99       Life          Price         at 1/31/99      Price
-----------------------------------------------------------------------------------------
   $.0001        122,750       15 months       $.0001            0           $  0


The Company has entered into employment contracts with its executive officers. The terms of the contracts provide for provisions to terminate the parties at any time as stipulated under the conditions of their individual contracts. Mr. Harland's contract is for a term of five years and he is to be compensated in the amount of $100,000 per year plus a bonus. Mr. Ross is contracted for two years and is to be compensated in the amount of $61,000 per year plus quarterly stock options. Mr. Miziolek is compensated in the amount of $45,000 per year plus semi-annual stock options. The compensation packages of the officers shall be reviewed from time to time by the directors of the Company. The officers have agreed to forgo compensation until the Company is successful in raising initial financing in the amount of $1,000,000. The value of these forgone salaries based on the employment contracts amounted to $154,500 for the period from the inception of incorporation, May 4, 1998, to January 31, 1999 and has been recorded as additional paid-in capital.

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

5. RELATED PARTY TRANSACTIONS (continued)

The agreement with Mr. Harland requires the Company to pay $1,000,000 to Mr. Harland if the agreement is terminated.

6. CAPITALIZATION OF COMPANY AND MANAGEMENT'S PLANS

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the developmental stage and therefore has no revenue from operations in the current period. Because of this, the Company faces significant hurtles in regards to financing and customer acceptance of the Company's products.
The Company's continuation as a going concern is dependent upon its ability to raise capital from outside sources. The Company has been successful in raising approximately $100,000 to date and anticipates raising an additional $100,000 for a total of approximately $200,000 from the sale of its Common Stock pursuant to Rule 504 Regulation D exemption. These funds have been and will continue to be utilized to fund the start-up and development of the Company.

After successful completion of the Company's voluntary 10-SB-12G filing, the Company intends to file Form SB-2 and register 2,000,000 additional shares of Common Stock for sale on the OTCBB. The Company is in negations with a Securities Brokerage firm and expects to conclude negotiations with the broker upon the successful competition of the Form 10-SB filing. The Company will use the proceeds raised from the sale of its stock to fund and expand operations. The Company intends to purchase small companies that have products and services that add value and are strategic to the success of the Company's growth. Acquisitions of small companies that complement the Company's product and generate ongoing revenue will greatly strengthen the Company's ability to stabilize its stock for its stockholders. The Company is presently in preliminary discussions with its first potential acquisition target, and believes that if successful in raising additional funding, it will be able to successfully acquire the company.

The Company recognizes that the railways may not readily accept the Company's products in the marketplace. The Company believes a strong market exists for a crossing, advance control system which is substantially cheaper (less than 50 percent) than the presently available systems offered by the four major suppliers. However, the Company does not believe that traditional customers will readily abandon existing systems due to the high costs associated with removing already installed systems and replacing them with new ARS systems. Therefore, the Company intends to lobby state and municipal governments and private crossing users. Focusing its marketing efforts on educating the public and traditional customers, emphasizing the benefits of ARS's technology and addressing the potential of providing level crossing protection at the 220,000 passive, private and public railway crossings that do not have automated protection systems at this time. Even if successful with the execution of its plans, the Company cannot guarantee that the public will buy its stock or that its marketing efforts will be sufficient in overcoming the hurtles of introducing a new product into the market.

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

6. CAPITALIZATION OF COMPANY AND MANAGEMENT'S PLANS (continued)

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

7.  USE OF PROCEEDS FROM ISSUANCE OF STOCK

On June 20, 1998, the Company issued 1,915,000 shares of common stock for $192. The cash was used to fund the start-up activities of the Company. None of these shares were issued to related parties.

On November 25, 1998, the Company issued 1,000,000 shares of common stock for $100,000. The proceeds were used to fund the professional fees incurred with the start-up and development of the company.

8. SUPPLEMENTAL CASH FLOW INFORMATION

The Company did not make any payments for interest or taxes during the period ended January 31, 1999.

Noncash investing and financing activities consist of the following:

(a)  Officer's compensation recorded as a contribution
     to additional paid-in capital                                    $154,500
                                                                       =======
(b)  50,000 shares of common stock issued for acquisition
     of assets of Ameri-can Equipment Sales & Leasing, Inc.           $      0
                                                                       =======
(c)  4,520,239 shares of common stock issued for acquisition of patents pending and non-compete agreement from
     controlling shareholder                                          $      0
                                                                       =======
(d)  6,500 shares of common stock issued for lock up agreement.
     The value of $.10 per share has been determined to be the
     fair value based upon cash transactions with independent
     third parties.                                                   $    650
                                                                       =======
(e)  251,250 shares of common stock issued for service contracts and recorded as professional fee expense.  These service
     contracts were related to assisting the Company in raising capital, and these consultants are no longer utilized by the
     Company. The value of $.10 per share has been determined to be the fair value based upon cash transactions with
     independent third parties.                                       $ 25,125
                                                                       =======

(f)  Note payable issued for consulting services                      $ 50,000
                                                                       =======

               AMERI-CAN RAILWAY SYSTEMS, INCORPORATED
                   (A Development Stage Corporation)

             NOTES TO THE STATEMENT OF FINANCIAL CONDITION

                  FROM THE INCEPTION OF INCORPORATION
                    MAY 4, 1998 TO JANUARY 31, 1999
                                 ($US)

8. SUPPLEMENTAL CASH FLOW INFORMATION (continued)

Reconciliation of common stock and additional paid-in capital in the statement of stockholders' deficit to proceeds from sale of stock in the statement of cash flows:

Common stock                                                     $     973
Additional paid-in capital                                         282,004
                                                                  --------
                                                                   282,977
Less:
Noncash transactions (a),(d)and(e)previously described            (180,275)
Noncash transactions (b) and (c) prevsiously described,
for which $456 has been credited to common stock, and
the same amount has been charged to deficit                           (456)
                                                                  --------

Proceeds from sale of stock                                      $ 102,246
                                                                  ========